                                                                    EXHIBIT 12.1


                 HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES

                      PATRIOT AMERICAN HOSPITALITY, INC.
                                (in thousands)

                                       6 Months          Year         Inception
                                         Ended           Ended         Through
                                       06/30/97         12/31/96       12/31/95
                                       --------         --------       --------
Earnings:
  Income before minority interest     $  28,147        $  44,813      $   7,064
  Add back fixed charges                 18,204            7,471             89
                                      ---------        ---------      ---------
                                      $  46,351        $  52,284      $   7,153
                                      =========        =========      =========

Fixed Charges:
  Interest expense, including
    amortization of DLC               $  17,328        $   7,380      $      89
  Capitalized interest                      876               91             --
                                      ---------        ---------      ---------
                                      $  18,204        $   7,471      $      89
                                      =========        =========      =========

Ratio:                                     2.55             7.00          80.37
                                      =========        =========      =========
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